Exhibit 10.2

INSMED INCORPORATED

SENIOR EXECUTIVE BONUS PLAN

(adopted by the Board of Directors on October 31, 2013)

1.              Purpose.

The purpose of the Senior Executive Bonus Plan (“Plan”) is to motivate and reward those individuals who are members of the senior executive management team of Insmed Incorporated (collectively, the “Executives”) in order to improve the performance and enterprise value of Insmed Incorporated (the “Company”) and achieve the established corporate goals of the Company. The term “Executives” shall mean those senior executives of the Company who are “officers” within the meaning of Rule 16a-1(f) promulgated under Section 16 of the Securities Exchange Act of 1934, as amended.  Under the Plan, an Executive may be awarded the opportunity to receive a performance bonus for a given fiscal year of the Company, as described in further detail in Section 3.

2.              The Committee.

The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). The Compensation Committee shall have the sole discretion and authority to administer and interpret the Plan as appropriate and the decisions of the Compensation Committee shall in every case be final and binding on all persons having an interest in the Plan.  As part of that authority, the Compensation Committee shall designate those members of the senior executive management team who are classified as “Executives” and therefore who are eligible to participate in the Plan, which designation may be changed from time to time.  Notwithstanding the foregoing, the Board of Directors of the Company (the “Board”) shall have the final authority to determine the terms under which the Company’s Chief Executive Officer shall participate in the Plan and references to the “Compensation Committee” shall mean the Board to the extent that the Board exercises this authority.

3.              Performance Bonus Amounts.

For each fiscal year, the performance bonus amount payable to each Executive under this Section 3 shall be expressed in terms of a target bonus, which shall be based on target goals for one or more of the performance criteria listed below and the extent to which such target goals are achieved. The Compensation Committee shall, for each fiscal year, select the target bonus amount for each Executive  (expressed as a percentage of base salary), the performance criteria, the respective target goals for the selected performance criteria, and the bonus amounts payable depending upon if and the extent to which such targets are achieved, in accordance with the following terms:

(i)             The relevant performance criteria may be selected from one or more of the following: (a) stock price appreciation, (b) gross or net sales or revenue, (c) operating profit, (d) gross, operating or net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (e) costs, (f) return on equity, (g) return on assets, (h) earnings per share, (i) total earnings, (j) earnings growth, (k) return on capital, (l) return on assets, (m) return on sales, (n) cash flow

(including, but not limited to, operating cash flow and free cash flow), (o) book value per share, (p) market share, (q) economic value added, (r) market value added, (s) productivity, (t) level of expenses, (u) new product development, (v) regulatory body filings and/or approvals regarding commercialization of a product, (w) implementation or completion of critical projects, (x) achievement of developmental milestones, or (y) peer group comparisons of any of the foregoing, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.  The Compensation Committee shall also have the authority to establish one or more performance criteria that are not listed above.

(ii)          As determined by the Compensation Committee, any given performance criterion may be measured over all or part of the fiscal year. If for a fiscal year the Compensation Committee determines to use only performance criteria measurable over the entire fiscal year, then it must identify in writing within ninety (90) days after the beginning of the fiscal year the target bonus, the selected performance criteria and the target goals. If for any fiscal year the Compensation Committee determines to use at least one performance criterion to be measured over less than the entire fiscal year, then the performance bonus for the fiscal year shall be the bonus calculated for such short performance period or, if more than one performance period per fiscal year is involved, then the sum of the bonuses calculated separately for each short performance period ending with or within the fiscal year. In that case, on or before the date which represents 25 percent of the total number of days in such short performance period, the Compensation Committee shall identify in writing the target bonus, the selected performance criteria and the target goals applicable to such period.

(iii)       The Compensation Committee may, in its sole discretion, provide that that any evaluation of performance under a performance criterion shall include or exclude any or all of the following events that may occur during the performance period: (a) the effects of charges for restructurings, discontinued operations, and/or extraordinary items, (b) items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, (c) the cumulative effect of accounting changes, (d) asset write-downs, (e) litigation, claims, judgments, settlements or loss contingencies, (f) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (g) accruals for reorganization and restructuring programs, (h) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company, (i) items relating to financing activities, (j) items related to acquisitions, (k) items attributable to the business operations of any entity acquired by the Company during the performance period, (l) items related to amortization of acquired intangible assets, (m) items that are outside the scope of the Company’s core, on-going business activities, or (n) any other items of significant income or expense which are determined to be appropriate adjustments.

(iv)      The Compensation Committee may in its discretion direct that a performance bonus otherwise payable to any Executive be increased or reduced above or below the amount as calculated in accordance with the preceding terms, based on individual performance or such other factors as it deems appropriate.

4.              Payment of Bonuses.

The bonus or bonuses for a fiscal year (including all short performance periods ending with or within such year) shall be paid as soon as practicable following the determination of such bonuses following the end of such year or short performance period, as the case may be. No performance bonus under Section 3 hereof shall be paid until the Compensation Committee determines the extent to which the performance criteria and target goals have been satisfied and any further adjustments to one or more performance bonuses that the Compensation Committee may wish to make. Further, unless otherwise provided in a written agreement with an Executive or otherwise determined by the Compensation Committee in its sole discretion, an Executive must be employed by the Company on the date that bonus payments are made for a fiscal year or short performance period, as the case may be. If an Executive would otherwise be entitled to payment of a performance bonus under Section 3 hereof, but was not employed by the Company for the entire fiscal year or short performance period, as the case may be, he or she may, in the sole discretion of the Compensation Committee, receive a prorated portion of the bonus amount payable as though he or she were employed for the entire year determined as follows: (i) if the performance period for such bonus is the entire fiscal year, the full year bonus amount shall be multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company during the fiscal year and the denominator of which is the number of days in the entire fiscal year; or (ii) if the bonus for the fiscal year represents the bonus or sum of bonuses computed separately for each short period within the fiscal year, then the bonus otherwise payable for each short period shall be multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company during such short period and the denominator of which is the total number of days in such short period.  The Company shall withhold all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or payment of any performance bonus.

5.              Amendment and Termination.

The Board or the Compensation Committee may terminate the Plan at any time, for any and no reason.  The Board or the Compensation Committee may also amend the Plan in any manner and at any time, for any or no reason, including an amendment that has or may have the result of reducing the amount of the performance bonus for one or more Executives.

6.              Recoupment Policy.

Subject to the terms and conditions of the Plan, the Compensation Committee may provide that any Executive and/or any bonus awarded under the Plan, is subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time.

7.                                      General.

(i)                                     The Plan is adopted by the Board effective as of October 31, 2013.

(ii)                                  Any rights of an Executive under the Plan shall not be assignable by such Executive, by operation of law or otherwise, except by will or the laws of descent and distribution.  No Executive may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by the Company for the benefit of the Executive under the Plan.

(iii)                               Participation in the Plan shall not give any Executive any right to remain in the Company’s employ. Further, the adoption of the Plan shall not be deemed to give any Executive or other individual the right to be selected to participate in the Plan in the future or limit the right of the Compensation Committee to decide, in its sole discretion, to cause an Executive’s participation in the Plan to cease at any time.

(iv)                              To the extent any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.

(v)                                 The Plan shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its provisions regarding conflicts of laws.

(vi)                              If any one or more of the provisions contained in the Plan, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby. The Plan shall be construed and enforced as if such invalid, illegal or unenforceable provision has never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the invalid, illegal or unenforceable provision or by its severance herefrom. In lieu of such invalid, illegal or unenforceable provisions there shall be added automatically as a part hereof a provision as similar in terms and economic effect to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

(vii)                           The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board or the Compensation Committee to adopt such other incentive arrangements as it may deem desirable.

(viii)                        The Plan as designed is not intended to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), but nothing in the Plan shall limit the authority of the Compensation Committee to take such actions as it may determine to take in order to permit performance bonuses under the Plan to satisfy all of the requirements applicable to “performance-based compensation” under Section 162(m) of the Code.

(viii)                        To the extent applicable, it is intended that the Plan and performance bonuses paid hereunder comply with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”).  Any provision that would cause the Plan or any right granted hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

END OF PLAN DOCUMENT